EXHIBIT 99.1

CONTACT: GARRY O. RIDGE

PHONE: 619-275-9324

WD-40 COMPANY REPORTS DECLINE IN FOURTH QUARTER SALES, INCOME

SAN DIEGO, October 15 /PRNewswire-FirstCall/ — WD-40 Company (Nasdaq: WDFC) today reported net sales for the fourth quarter ended August 31, 2008 of $76.9 million, a decrease of 2.6% from the fourth quarter last year. Year-to-date net sales were $317.1 million, up 3.0% over the same period last year.

Net income for the fourth quarter was $4.7 million, down 49.7% compared to the prior year’s quarter. Earnings per share in the fourth quarter were $0.28 compared to $0.54 during the same period last year. Year-to-date net income was $27.6 million, a decrease of 12.4% from last year. For the year, earnings per share were $1.64, compared to $1.83 for the same period last year. More detailed information will be available on WD-40 Company’s 10-K that will be filed the week of October 20, 2008.

Summary

— Net sales decreased 2.6% to $76.9 million for the fourth quarter. Year-to-date net sales grew 3.0% to $317.1 million.

— Fourth quarter multi-purpose maintenance products sales, which include the WD-40 and 3-IN-ONE brands, were $58.1 million, up 7.4%, and $235.9 million for the year, up 9.1%. Home care and cleaning products sales, which include all of our other brands, were $18.8 million for the quarter, down 24.2%, and were $81.2 million year-to-date, down 11.3%.

— Americas region fourth quarter sales were down 9.1% from a year ago and are down 5.5% year-to-date. Europe region sales for the fourth quarter were up 4.9% and are up 14.5% year-to-date. Asia/Pacific region sales for the fourth quarter were up 14.4% from last year and are up 22.9% year-to-date.

“Fiscal 2008 can be characterized as the best of times and the worst of times,” said Garry Ridge, WD-40 Company President and CEO. “While we saw the best of times with the international growth of the WD-40 and 3-IN-ONE brands, we also saw rising costs of components and raw materials, sales challenges with our homecare and cleaning brands, and deteriorating economic conditions in the U.S.”

Total sales for the fiscal year were 56% from the Americas, 35% from Europe and 9% from Asia/Pacific.

“During the year, our international markets experienced growth and helped offset weaknesses in the United States, including a 15% growth in Europe and a 66% increase in China during the year,” Ridge said. “For the first time in our history, more than half of our total revenues were generated outside of the United States.”

WD-40 sales in the U.S. declined during the year as customers reduced inventory levels and in-store promotional activities in response to the slowing economy. In addition, due to supply constraints related to the distribution of WD-40 Smart Straw®, some promotional activities were shifted to fiscal 2009.

Fourth quarter gross margin was 44.8% of sales compared to 48.7% in the same period last year. For the year, gross margin was 46.8% of sales, compared to 48.4% in the same period last year.

“Our margins have been impacted by higher raw material and component costs, costs associated with product conversions and sourcing changes, losses sustained through our investment in VML Company, and increased advertising and promotional discounts that are recorded as a reduction in net sales,” Ridge said. “We are working to minimize the impact of these increases on our gross margin through a combination of price increases, innovation and cost reduction strategies around the globe.”

During the fourth quarter the company recorded an impairment cost of $1.3 million related to the X-14 brand. The impairment was due to the decline in future forecasted sales levels resulting from the company’s decision to withdraw a number of products from the grocery trade channel.

Advertising and sales promotion expenses were down 5.2% for the fourth quarter compared to the same period last year and were down 4.4% for the year.

Selling, general and administrative expenses were up 6.5% in the fourth quarter to $20.8 million and were up 6.7% for the year to $83.8 million.

The board of directors of WD-40 Company declared on Monday, October 6, 2008 the regular quarterly dividend of $.25 per share, payable October 31, 2008 to stockholders of record on October 17, 2008.

“Our objective for the coming year is to deliver value to our shareholders despite the adverse economic conditions,” Ridge said. “We have invested time and resources over the past year reviewing our strategy and will increase our focus on adjacent business opportunities by globally leveraging the WD-40 and 3-IN-ONE brands.”

Fiscal Year 2009 Guidance

WD-40 Company expects fiscal year 2009 net sales to grow 2%-8% to $323-$343 million. The company expects earnings per share of $1.65 to $1.85 based on an estimated 16.6 million shares outstanding. “These are very unusual times and we are aware that we may need to do things differently,” Ridge said. “Therefore, we have decided to give guidance for the first quarter to help investors get as clear a picture of the business during this period of volatility.”

“The fourth quarter of fiscal 2008 was a tough period, negatively impacted by short-term events and transitions. Our results in Q4 were lower than expected, however, we are seeing a recovery in our sales and bottom line in the first quarter of fiscal 2009,” Ridge said.

WD-40 Company expects first quarter fiscal 2009 net sales to grow 3%-7% to $81.5-$84.7 million. The company expects net income of $6.6-$7.5 million for first quarter fiscal 2009, achieving earnings per share of $0.40 to $0.45 based on an estimated 16.6 million shares outstanding.

WD-40 Company’s first quarter fiscal 2009 earnings call is scheduled for Wednesday, January 7, 2009.

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to building brand equities that are first or second choice in their respective categories. The Company will leverage and build the brand fortress of WD-40 Company by developing and acquiring brands that deliver a unique high value to end users and that can be distributed across multiple trade channels in one or more areas of the world. WD-40 Company produces multi-purpose maintenance products WD-40(R) and 3-IN-ONE(R), and home care and cleaning products 2000 Flushes(R), X-14(R), Carpet Fresh(R), No Vac(R), Spot Shot(R), 1001(R), Lava(R) and Solvol(R). WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $317.1 million in fiscal 2008. Additional information about WD-40 Company can be obtained online at http://www.wd40company.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including impact of cost of goods, the impact of new product innovations and renovations, and the timing of advertising and sales promotion activities. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 Company

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2008	2007	2008	2007
Net sales	$76,916	$78,948	$317,118	$307,816
Cost of products sold(1)	42,439	40,464	168,848	158,954

Gross profit	34,477	38,484	148,270	148,862
Operating expenses:
Selling, general and administrative	20,786	19,514	83,800	78,520
Advertising and sales promotion	4,615	4,867	19,837	20,743
Amortization of intangible asset	148	149	597	583
Impairment of indefinite-lived intangible assets	1,340	—	1,340	—

Income from operations	7,588	13,954	42,696	49,016
Other (expense) income:
Interest expense, net	(450)	(323)	(1,679)	(2,018)
Other income, net	229	29	982	177

Income before income taxes	7,367	13,660	41,999	47,175
Provision for income taxes	2,714	4,403	14,377	15,641

Net income	$4,653	$9,257	$27,622	$31,534

Earnings per common share:
Basic	$0.28	$0.54	$1.66	$1.85

Diluted	$0.28	$0.54	$1.64	$1.83

Shares used in per share calculations:
Basic	16,451	17,101	16,638	17,078

Diluted	16,621	17,281	16,815	17,271

Dividends declared per share	$0.25	$0.25	$1.00	$0.97

(1)

Includes cost of products acquired from related party of $4,653 and $4,791 for the three months ended August 31, 2008 and 2007, respectively; and $21,757 and $19,067 for the fiscal years ended August 31, 2008 and 2007, respectively.

WD-40 Company

Consolidated Balance Sheets

(In thousands, except share amounts)

	August 31, 2008	August 31, 2007
Assets
Cash and cash equivalents	$41,983	$61,078
Trade accounts receivable, less allowance for doubtful accounts of $486 and $369 at August 31, 2008 and 2007, respectively	49,271	47,204
Product held at contract packagers	2,453	1,447
Inventories	18,280	13,208
Current deferred tax assets, net	4,045	4,145
Other current assets	3,453	3,489

Total current assets	119,485	130,571
Property, plant and equipment, net	11,309	8,811
Goodwill	95,909	96,409
Other intangible assets, net	39,992	42,543
Investment in related party	435	1,015
Other assets	3,543	3,837

Total Assets	$270,673	$283,186

Liabilities and Shareholders’ Equity
Accounts payable	$22,985	$21,854
Accounts payable to related party	547	1,506
Accrued liabilities	13,143	12,780
Current portion of long-term debt	10,714	10,714
Accrued payroll and related expenses	6,084	6,906
Income taxes payable	1,090	97

Total current liabilities	54,563	53,857
Long-term debt	32,143	42,857
Long-term deferred tax liabilities, net	16,876	16,005
Deferred employee benefits and other long-term liabilities	3,099	2,195

Total liabilities	106,681	114,914

Shareholders’ equity:
Common stock — authorized 36,000,000 shares, $.001 par value; 18,041,715 and 17,883,299 shares issued at August 31, 2008 and 2007, respectively; and 16,478,217 and 16,848,601 shares outstanding at August 31, 2008 and 2007, respectively	18	18
Additional paid-in capital	82,647	74,836
Retained earnings	128,627	118,260
Accumulated other comprehensive income	2,766	7,504
Common stock held in treasury, at cost — 1,563,498 and 1,034,698 shares at August 31, 2008 and 2007, respectively	(50,066)	(32,346)

Total shareholders’ equity	163,992	168,272

Total liabilities and shareholders’ equity	$270,673	$283,186

WD-40 Company

Consolidated Statements of Cash Flows

(In thousands)

	Fiscal Year Ended August 31,
	2008	2007
Operating activities:
Net income	$27,622	$31,534
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,827	3,649
Net gains on sales and disposals of property and equipment	(41)	(23)
Impairment of indefinite-lived intangible assets	1,340	—
Deferred income tax expense	911	2,336
Excess tax benefits from exercises of stock options	(294)	(741)
Distributions received and equity losses (earnings) from related party, net	580	(43)
Stock-based compensation	2,398	1,919
Changes in assets and liabilities:
Trade accounts receivable	(4,342)	(1,365)
Product held at contract packagers	(1,006)	(62)
Inventories	(5,375)	2,392
Other assets	(281)	1,362
Accounts payable and accrued expenses and liabilities	147	10,388
Accounts payable to related party	959	1,043
Income taxes payable	1,571	(984)
Deferred employee benefits and other long term liabilities	1,346	246

Net cash provided by operating activities	29,362	51,651

Investing activities:
Purchases of marketable securities	(76,175)	(224,675)
Proceeds from sales of marketable securities	76,175	224,675
Capital expenditures	(5,752)	(2,561)
Proceeds from sales of property and equipment	215	319
Proceeds from collections on note receivable	—	25

Net cash used in investing activities	(5,537)	(2,217)

Financing activities:
Repayments of long-term debt	(10,714)	(10,714)
Proceeds from issuance of common stock	4,208	9,754
Excess tax benefits from exercise of stock options	294	741
Treasury stock purchases	(17,720)	(17,320)
Dividends paid	(16,691)	(16,609)

Net cash used in financing activities	(40,623)	(34,148)

Effect of exchange rate changes on cash and cash equivalents	(2,297)	586

Net (decrease) increase in cash and cash equivalents	(19,095)	15,872
Cash and cash equivalents at beginning of period	61,078	45,206

Cash and cash equivalents at end of period	$41,983	$61,078

WD-40 Company

Consolidated Statements of Comprehensive Income

(In thousands)

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2008	2007	2008	2007
Net income	$4,653	$9,257	$27,622	$31,534
Other comprehensive income:
Foreign currency translation adjustment, net of tax	(4,345)	776	(4,827)	2,510
Other	—	—	89	—

Total comprehensive income	$308	$10,033	$22,884	$34,044

WD-40 Company

Return on Invested Capital

In addition to GAAP measures, WD-40 Company management believes that the quality of business performance can also be illustrated by its Return on Invested Capital (ROIC).

Return on Invested Capital is important to investors because it provides an indication as to how well a company is utilizing the resources invested in a business. Long-term economic value is created by companies with Returns on Invested Capital that exceed the company’s weighted average cost of capital.

Return on Invested Capital is calculated as follows:

ROIC = Net Operating Profit After Tax divided by Average Total Assets less other cash minus non-interest bearing liabilities

•	Net Operating Profit After Tax = Operating Income + Amortization – Tax

•	Average Total Assets = (Beginning Total Assets + Ending Total Assets) divided by 2

•	Other Cash = Total Cash – Transactional Cash representing 3% of Annual Net Sales

•	Non-interest bearing Liabilities = Accounts Payable + Accrued Liabilities + Accrued Payroll & Related + Income Tax Payable

The calculation is illustrated below.

Worldwide (dollar amounts in thousands)	FY08	FY07	FY06
Net Sales	$317,118	$307,816	$286,916
Operating Profit	$42,696	$49,016	$46,022
Net Income	$27,622	$31,534	$28,112
Amortization	$597	$583	$532
Tax Rate	34.2%	33.2%	34.4%
NOPAT = Op Inc + Amort after Tax	$28,473	$33,154	$30,536
Total Assets (beginning)	$283,186	$268,475	$254,253
Total Assets (ending)	$270,673	$283,186	$268,475
Total Assets (average)	$275,830	$275,831	$261,364
Cash	$41,983	$61,078	$45,206
Transactional cash 3% of net sales	$9,514	$9,234	$8,607
Other Cash	$32,469	$51,844	$36,599
Non-interest bearing liabilities:
Accounts Payable	$23,532	$23,360	$11,750
Accrued Liabilities	$13,143	$12,780	$11,678
Accrued Payroll & Related	$6,084	$6,906	$7,485
Income Tax Payable	$1,090	$97	$2,040
Long-term Deferred Tax	$16,876	$16,005	$13,611
Total Non-interest Bearing Liabilities:	$60,725	$59,148	$46,564

Return on Invested Capital (ROIC)	15.5%	20.1%	17.1%